Exhibit 10.1

EMPLOYMENT AGREEMENT

          AGREEMENT (the “Agreement”), dated as of February 22, 2007 by and between NOVADEL PHARMA INC., a Delaware corporation with principal executive offices at 25 Minneakoning Rd., Flemington, New Jersey 08822 (the “Company”), and Deni M. Zodda residing at 440 Coldstream Drive, Berwyn, Pennsylvania, 19312 (the “Executive”).

W I T N E S S E T H:

          WHEREAS, the Company desires to employ the Executive as Senior Vice President, Chief Business Officer of the Company, and the Executive desires to serve the Company in that capacity, upon the terms and subject to the conditions contained in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	Employment.

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2.	Term.

          The employment of the Executive by the Company as provided in Section 1 shall be for a period of three (3) years commencing on the date hereof, unless sooner terminated in accordance with the provisions of Section 8 below (the “Term”).

3.	Duties; Best Efforts; Place of Performance.

          (a)        The Executive shall initially serve as Senior Vice President, Chief Business Officer of the Company and shall perform, subject to the direction of the Chief Executive Officer, such duties as are customarily performed by the Senior Vice President, Chief Business Officer. The Executive shall also have such other powers and duties as may be from time to time prescribed by the Chief Executive Officer or Board of Directors of the Company provided that the nature of the Executive’s powers and duties so prescribed shall not be inconsistent with the Executive’s position and duties hereunder.

          (b)        The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not, during the Term, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Notwithstanding the above, Executive may hold external directorships or executive positions with the advance approval of the Company’s Board of Directors.

          (c)          The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in Flemington, New Jersey, subject to reasonable travel requirements on behalf of the Company.

          4.          Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

          (a)          Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) at a rate of $275,000 per annum, payable in equal semi-monthly installments during the Term. The Executive’s Base Salary shall be subject to annual review by the Compensation Committee of the Board of Directors and may be increased, but not decreased, from time to time at the discretion of the Compensation Committee of the Board of Directors.

          (b)          Bonus. Executive shall be eligible to receive a bonus of up to 30% of his Base Salary, provided, however, that such bonus shall be payable only upon the successful achievement of certain performance milestones related to the Executive’s role in the Company, which milestones shall be defined and enumerated by mutual agreement between the Executive and the President & Chief Executive Officer of the Company within the first month of Executive’s term of employment, and again at the same time in each succeeding year of Executive’s term of employment with the Company. The amount of Bonus paid to the Executive shall be increased or decreased from time to time at the discretion of the Compensation Committee of the Board.

          (c)          Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 4.

          (d)          Stock Options. On the first day of employment, and as additional compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company shall grant the Executive incentive stock options to purchase 68,027 shares of Common Stock of the Company and non-qualified stock options (collectively, “Stock Options”) to purchase 598,973 shares of Common Stock of the Company. Such option grants will have a term of ten (10) years. The stock options shall vest upon achievement of performance milestones; so that 22,676 incentive stock options and 200,324 non-qualified stock options will vest on the signing of a Board of Director approved third party agreement for U.S. or world wide rights of sumatriptan; 22,676 incentive stock options and 199,324 non-qualified stock options will vest on the signing of a Board of Director approved third party agreement for U.S. or world wide rights of zolpidem; and 22,675 incentive stock options and 199,325 non-qualified stock options will vest upon approval by the Board of Directors of any third party agreement whereby the Company obtains the right to develop a product incorporating an active pharmaceutical ingredient (“API”) that is the subject of a then valid United States Patent (or in-process United States Patent Application) and already approved for sale by the United States Food and Drug Administration with sales in the United States of at least $100 million, subject, in each case, to the provisions of Section 9 below and specifically sub paragraph 9 (c), which provides for the immediate full vesting of all options upon Change of Control of the Company.

If the Agreement is not renewed by the Executive beyond its initial term and the Company wishes to renew the Agreement beyond the initial term without substantial change in the terms of this Agreement, but not including Section 4 (d), then such options which have not vested will expire upon termination. In connection with such grants, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the foregoing vesting schedule and the Stock Option related provisions contained in Section 9 below. The exercise price of said Stock Options shall be equal to 100% of the Fair Market Value (trading price) on the first date of employment. Non-qualified option grants are taxed differently than incentive stock options, and as such, research of taxation for these stock option grants shall be the sole responsibility of the Executive.

          (e)          Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

          (f)          Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans including, without limitation, dental, medical, medical reimbursement and hospital plans, supplemental life insurance plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits as the Company shall make available to its senior executives from time to time. In addition to those benefits noted above, the Company shall reimburse the Executive for local hotel expenses for up to 100 days per year, (Hampton Inn, Flemington NJ, or equivalent).

          (g)          Vacation. The Executive shall, during the Term, be entitled to a vacation of four (4) weeks per annum commencing February 22, 2007, in addition to holidays observed by the Company. The Executive shall not be entitled to carry any vacation forward to the next year of employment. The Executive shall be entitled to company holidays, and Sick/Personal/Bereavement days, under the then current Company policies relating to senior executives.

          5.           Confidential Information and Inventions.

          (a)          The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates, or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the

Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

          (b)          The Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company. Such restriction does not apply to Executive’s utilization of that information in furtherance of Company’s normal business objectives.

          (c)          The Executive agrees that all inventions, discoveries, improvements in “know how” and other trade secrets, other improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term, other than those Inventions listed on Schedule 6(c) attached hereto, shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board of Directors of the Company may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, trade secrets or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

              (ii)          to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

          (d)          The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

          (e)          The provisions of this Section 5 shall survive any termination of this Agreement, but shall not apply during or after Executive’s employment term to information or inventions of other entities that Executive may serve as a director with prior Board of Directors approval.

          6.           Non-Competition, Non-Solicitation and Non-Disparagement.

          (a)          The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 5) and the Executive agrees that, during the Term and for a period of eighteen (18) months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or be employed by any business that is competitive with the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide. The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company shall be deemed to be actively engaged on the date hereof in the development of novel application oral drug delivery systems for presently marketed prescription and over-the-counter drugs where such drug is a small molecule, non-biologic, and providing consulting services in connection therewith, and in the future in any other business in which it actually devotes substantive resources to study, develop or pursue. For the sake of clarity, the Executive will not be in breach of this paragraph 6(a) if, during the eighteen (18) months following the termination of his employment with the Company, he becomes employed by or consults to a Person whose primary business is outside the area of novel oral drug delivery systems for use with small molecule, non-biologic pharmaceuticals – provided that the Executive’s work for said Person during the eighteen (18) months following the termination of his employment does not relate to novel oral drug delivery systems for use with small molecule, non-biologic pharmaceuticals. Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit the Executive from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than 4.9% of any class or series of outstanding securities of such corporation.

          (b)          During the Term and for eighteen (18) months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

              (i)            solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

              (ii)           solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or

              (iii)          solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

          (c)          The Executive and the Company mutually agree that both during the Term and at all times thereafter, they shall not directly or indirectly disparage, whether or not true, the name or reputation of the Executive, Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

          (d)          In the event that the Executive breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of

Sections 5 or 6 and the Executive hereby agrees to account for and pay over such Benefits to the Company.

          (e)          Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

          (f)          In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. The Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit his ability to earn a living.

          (g)          The provisions of this Section 6 shall survive any termination of this Agreement.

          7.            Representations and Warranties by the Executive and Company.

          The Executive and the Company hereby represent and warrant to each other as follows:

              (i)          Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive or Company is a party or by which they are bound.

              (ii)         The Executive and the Company have the full right, power and legal capacity to enter and deliver this Agreement and to perform their duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive and the Company enforceable against them in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive or Company to execute and deliver this Agreement or perform their duties and other obligations hereunder.

          8.          Termination. The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

          (a)         The Executive’s employment hereunder may be terminated for “Cause”. Cause is defined as:

(i) The willful failure, disregard or refusal by the Executive to perform his duties hereunder;

             (ii)        Any willful, intentional or grossly negligent wrongdoing by the Executive having the effect of injuring, in a material way (whether financial or otherwise), the business or reputation of the Company or any of its affiliates, including but not limited to any officer, director, or executive of the Company or any of its affiliates;

             (iii)       Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to legal directions received by the Executive from the President and CEO or the Board of Directors of the Company;

             (iv)       The Executive’s indictment for any felony or conviction of a misdemeanor involving moral turpitude (including entry of a nolo contendere plea) where such event has the effect of injuring, in a material way (whether financial or otherwise), the business or reputation of the Company, or of any of its affiliates, including but not limited to, any officer, director, or executive of the Company or any of its affiliates;

             (v)        The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination);

(vi) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii) Breach by the Executive of any of the provisions of Sections 5, 6 or 7 of this Agreement; and

             (viii)     Breach by the Executive of any provision of this Agreement other than those contained in Sections 5, 6 or 7 which is not cured by the Executive within thirty (30) days after written notice thereof is given to the Executive by the Company.

(ix) Before constituting grounds for termination for cause, Executive will be given written notice and five (5) business days to cure conduct under Paragraphs i, iii, vii, and viii of this section.

          (b)         The Executive’s employment hereunder may be terminated by the Board of Directors of the Company due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board of Directors of the Company has provided a written termination notice to the Executive supported by a written statement from two reputable independent physicians one of which has been selected by Executive, to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing twelve (12) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board of Directors of the Company after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. Such written statements supporting Disability will have the same meaning as Long Term Disability allowing coverage by the Company’s Long Term Disability Insurance. For purposes of this Section 8(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

          (c)         The Executive’s employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means (i) a breach by the Company of its material obligations under Section 3 and/or 4 of this Agreement (a “Material Breach”), (ii) a material reduction by the Board of Directors of the Company of the Executive’s duties, title or authority, including but not limited to reporting to the Chief Executive Officer of the Company, provided for in this Agreement (a “Material Change”), or (iii) the relocation of the principal executive office of the Company in excess of fifty (50) miles from its present location not consented to by the Executive; provided, however, that a Material Breach or a Material Change shall constitute Good Reason only if the Executive has notified the Board of Directors of the Company in writing of the existence and particulars of such Material Breach or Material Change and the Board of Directors has failed to remedy such Material Change or Material Breach within thirty (30) days of such notice.

          (d)         The Executive’s employment hereunder may be terminated by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

          9.          Compensation upon Termination.

          (a)         If the Executive’s employment is terminated as a result of his death or Disability, the Company shall (i) pay to the Executive or to the Executive’s estate, as applicable, (x) his

Base Salary through the date of his death or Disability and (y) the Bonus, if any, that would otherwise have been due at the end of the calendar year in which such death or Disability occurs; and the pro rata portion of the Stock Options earned by the Executive during the year of his death or Disability, prorated in accordance with the number of full months in such year during which the Executive was employed by the Company; (ii) for the longer of twelve (12) months following his death or Disability or the balance of the Term (as if such termination had not occurred) provide continuation coverage to the members of the Executive’s family and, in the case of termination for Disability, the Executive under all major medical and other health, accident, life or other disability plans and programs in which such family members and, in the case of termination for Disability, the Executive participated immediately prior to his death or Disability; and (iii) pay any expense reimbursement amounts owed through the date of death or Disability. All Stock Options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date. Any Stock Options that have vested as of the date of the Executive’s death (including the Options described in the immediately preceding sentence) shall remain exercisable for a period of one hundred and eighty (180) days after the date of his death; in the event of a Disability, any unexercised option may be exercised in whole or in part, within the first ninety (90) days after such termination of employment or service. Any Restricted Shares that were forfeitable shall thereupon become non-forfeitable.

          (b)          If the Executive’s employment is terminated by the Board of Directors of the Company for Cause or by the Executive other than for Good Reason, the Company shall pay to the Executive his Base Salary through the date of his termination and the Executive shall have no further entitlement to any other compensation or benefits from the Company. All Stock Options that have not vested as of the date of any such termination shall be deemed to have expired as of such date and, in addition, the Executive’s right to exercise any vested Stock Options shall terminate as of such date. Any Restricted Shares that are then forfeitable shall be forfeited immediately.

          (c)          If the Executive’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control, the Company (or its successor, as applicable) shall, upon receiving a copy of a release and separation agreement signed by the Executive, and containing, among other provisions, the release provisions attached hereto as Exhibit A (the “Release”), pay to the Executive within ten (10) business days: (i) a lump sum equivalent to twelve (12) months of his Base Salary, and (ii) a lump sum equivalent to the Bonus, if any, that would otherwise have been due at the end of the calendar year in which such termination occurs; and (iii) any expense reimbursement amounts owed through the date of termination. All Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of the date of the Change of Control. All restrictions on the Executive’s Restricted Shares shall lapse immediately.

          (d)          If (i) the Executive’s employment is terminated prior to the end of the first year by the Company other than as a result of the Executive’s death or Disability and other than for reasons specified in Sections 9(b) or (c); or (ii) the Executive’s employment is terminated prior to the end first year by the Executive for Good Reason, the Company shall, upon receiving a copy of the Release signed by the Executive, pay to the Executive: (i) severance payments made in semi-monthly installments equivalent to the Executive’s current Base Salary divided by twenty-four (24), for a period of six (6) months; (ii) within ten (10) business days the Bonus, if any, that would otherwise have been due at the end of the calendar year in which such termination occurs; and (iii) any expense reimbursement amounts owed through the date of termination. The Company’s obligation under clause (i) in the preceding sentence will be reduced, however, by any amounts actually earned by the Executive, other than consulting income (“Consulting Income”) (as defined below), during the six (6) month period following the date of termination. As used in this Agreement, Consulting Income means income that the Executive earns as a result of a consulting agreement with a third party with whom the Executive does not have an employment relationship. All vested options at date of termination shall expire ninety (90) days post termination of employment, all Stock Options that have not vested as of the date of termination shall be deemed to have expired as of such date. All Restricted Shares that are subject to forfeiture as of the termination date shall be forfeited and returned to the Company.

          (e)          If (i) the Executive’s employment is terminated after the end of the first year by the Company other than as a result of the Executive’s death or Disability and other than for reasons specified in Sections 9(b) or (c); or (ii) the Executive’s employment is terminated after the end of the first year by the Executive for Good Reason, or the Company provides notice to Executive this Employment agreement will not be renewed, the Company shall, upon receiving a copy of the Release signed by the Executive, pay to the Executive: (i) severance payments made in semi-monthly installments equivalent to the Executive’s current Base Salary divided by twenty-four (24), for a period of twelve (12) months; (ii) within ten (10) business days the Bonus, if any, that would otherwise have been due at the end of the calendar year in which such termination or non-renewal occurs; and (iii) any expense reimbursement amounts owed through the date of termination or non-renewal. The Company’s obligation under clause (i) in the preceding sentence will be reduced, however, by any amounts actually earned by the Executive, other than Consulting Income, during the twelve (12) month period following the date of termination or non-renewal. All vested options at date of termination shall expire ninety (90) days post termination of employment, all Stock Options that have not vested as of the date of termination shall be deemed to have expired as of such date. All Restricted Shares that are subject to forfeiture as of the termination or non-renewal date shall be forfeited and returned to the Company.

          (f)          The continuation coverage under any major medical and other health, accident, life or other disability plans and programs for the periods provided in Sections 9(a), 9(c), 9(d), and 9(e) shall be provided (i) at the expense of the Company and (ii) in satisfaction of the Company’s obligation under Section 4980B of the Internal Revenue Code of 1986 (and any similar state law) with respect to the period of time such benefits are continued hereunder. Notwithstanding anything to the contrary contained herein, the Company’s obligation to provide such continuation coverage under such Sections shall cease immediately upon the date any covered individual becomes eligible for similar benefits under the plans or policies of another employer.

          (g)          This Section 9 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 9.

          (h)          The provisions of this Section 9 shall survive any termination of this Agreement.

          10.          Miscellaneous.

          (a)          This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws.

          (b)          Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in New Jersey in accordance with the commercial rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of New Jersey, Hunterdon County, or the United States District Court for the District of New Jersey, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne by the non prevailing party as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

          (c)          This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

          (d)          This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

          (e)          This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

          (f)          The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

          (g)          All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

          (h)          This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          (i)          As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

          (j)          The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          (k)          This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NOVADEL PHARMA INC

By: /s/ JAN H. EGBERTS, M.D.

Name: Jan H. Egberts, M.D.

Title: President and Chief Executive Officer

EXECUTIVE

By: /s/ DENI M. ZODDA

Name: Deni M. Zodda

Exhibit A

Release

1.          You hereby release and discharge NovaDel Pharma, Inc., its parent, divisions, subsidiaries and affiliates and their current and former directors, officers, shareholders, agents and employees, and each of their predecessors, successors, and assigns (hereinafter “the Company”), from any and all claims and causes of action (except for the benefits specifically set forth in this Separation and Release Agreement (the “Agreement”)) arising out of or related to any act or omission prior to the date of this Agreement, including claims related to your employment or the termination of your employment. This Agreement includes, but is not limited to, any claims for salary, bonuses, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act (except for vested benefits which are not affected by this Agreement); claims under Title VII of the 1964 Civil Rights Act, as amended, Americans With Disabilities Act, Family and Medical Leave Act, Age Discrimination in Employment Act (“ADEA”), New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, the New Jersey Wage and Hour Law, the New Jersey Constitution, and or any other federal, state, or local laws, and claims for breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy or wrongful or constructive discharge, and for attorneys’ fees, that you or you heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement. You represent and warrant that you have not filed any complaints, charges, lawsuits or legal actions with any court or government agency against the Company. You agree that if any court or agency assumes jurisdiction of any such complaint, charge, lawsuit, or other legal action filed by you or on your behalf relating to any claims being released by you in this Agreement, you will request such court or agency to withdraw from the matter and you hereby agree to waive any right to relief and to return any relief afforded. You are not waiving any claims that may arise after you execute the Agreement. This Agreement excludes any waiver of claims that cannot be waived as a matter of law.

2.          You acknowledge that you have carefully read this Agreement and understand all of its terms including the full and final release of claims set forth above. You further acknowledge that you had adequate time to consider the terms of this Agreement and knowingly and voluntarily entered into it; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled; and that you have been advised in writing to consult with an attorney prior to executing the Agreement. You also acknowledge that you have been afforded at least twenty-one (21) calendar days from the receipt of this Agreement to consider the release provision contained herein and that you have seven (7) days after signing this Agreement to revoke it in writing. Revocation must be made by sending a written notice of revocation to Michael Spicer, NovaDel Pharma, 25 Minneakoning Rd, Flemington, NJ 08822. Accordingly, no payments required under this Agreement shall be made until the expiration of seven (7) calendar days following your execution of this Agreement.